Exhibit 3
State of Delaware
Secretary of State
Division of Corporations
Filed 09:00AM 01/18/1995
  950013015  -  2292006


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                             NORMED INDUSTRIES, INC.

A corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:

FIRST, that a meeting of the Board of Directors of NORMED INDUSTRIES, INC. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment advisable and calling a meeting of the shareholders of said corporation pursuant to Delaware Code for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" so that as amended said Article shall be and read as follows:

"The aggregate number of shares of stock which the corporations shall have authority to issue is twenty five million, which are divided into five million share of Preferred Stock at a par value of one mil ($0.001) each and twenty million shares of Common Stock a par value of one mil ($0.001)each, which shares of stock may be issued from time to time in one or more classes or one r more series within any class thereof, in any manner permitted by law, as determined from time to time by the board of directors, and stated in the resolution or resolutions providing for the issuance of such shares adopted by the board of directors pursuant to the authority hereby vested in it each class or series to be appropriately designated, prior to issuance of any shares thereof, by some distinguishing letter, number designation or title. All shares of stock in such classes or series may be issued for such consideration and have such voting powers, full or limited, or no voting powers and shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, permitted by law, as shall be stated and expressed in the resolution or resolutions, providing for the issuance of such shares adopted by the board of directors pursuant to authority hereby vested in it. The number of shares of stock of any class or series within any class, so set forth in such resolution or resolutions may be increased but not above the total number or authorized shares of the class or decreased but not below the number of shares thereof then outstanding by further resolution or resolutions adopted by the board of directors pursuant to authority hereby vested in it."

SECOND, that thereafter, pursuant to a resolution of the Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the number of shares as required by statute were voted in favor of the amendment.

THIRD, that said amendments were adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH, that the capital of said corporation shall not be reduced under or by reason of said Amendment.

IN WITNESS WHEREOF, said NORMED INDUSTRIES, INC. has caused this Amendment to be signed by its President Roger L. Fidler and its Secretary Wanda L. Billett, this 17th day of January 1995.

By: Roger L. Fidler   President
    Wanda L. Billett  Secretary

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